Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

American Financial Realty Trust:

We consent to the use of our reports as follows, which are all incorporated by reference herein:

•	Report dated February 23, 2004, with respect to the consolidated balance sheets of American Financial Realty Trust and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for the year ended December 31, 2003 and the period from September 10, 2002 (commencement of operations) to December 31, 2002, and the related combined statements of operations, owners’ net investment and cash flows of American Financial Real Estate Group (Predecessor) for the period from January 1, 2002 to September 9, 2002 and for the year ended December 31, 2001.

Our report indicates that, effective September 10, 2002, First States Group, L.P., the operating partnership of American Financial Realty Trust, acquired substantially all of the assets, liabilities, and operations of Predecessor in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable. Our report also indicates that effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

•	Report dated July 16, 2004, with respect to the statement of revenue and certain expenses of the Wachovia Specifically Tailored Transaction for the year ended December 31, 2003, which indicates that the statement was prepared for the purpose of complying with the rules and regulations of the SEC and is not intended to be a complete presentation of the revenue and expenses of the Wachovia Specifically Tailored Transaction.

•	Report dated March 8, 2004, with respect to the statement of revenue and certain expenses of the Bank of America Plaza for the period from January 1, 2003 to December 15, 2003, which indicates that the statement was prepared for the purpose of complying with the rules and regulations of the SEC and is not intended to be a complete presentation of the revenue and expenses of the Bank of America Plaza.

In addition, we consent to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Philadelphia, Pennsylvania

October 5, 2004